Exhibit 2

3Q19 Capital, Funding and Credit Quality Update 19 August 2019 Westpac Banking Corporation | ABN 33 007 457 141 Financial results based on cash earnings unless otherwise stated. Refer to the 2019 Interim Investor Discussion Pack for definition. This document should be read in conjunction with Westpac’s June 2019 Pillar 3 Report, incorporating the requirements of APS330. All comparisons in this document refer to 30 June 2019 compared to 31 March 2019 (unless otherwise stated)

Summary of 3Q19 capital, funding and credit quality Overview 2 increased model overlay to keep operational risk RWA in line with standardised model outcomes. Otherwise, RWA down 1 Dividend reinvestment plan. 2 Internationally comparable methodology aligns with the APRA study titled ‘International Capital Comparison Study’ dated 13 July 2015. 3 TCE is total committed exposure. Westpac Group 3Q19 Capital, Funding and Credit Quality Update CET1 capital ratio at 10.5% •Common equity Tier 1 (CET1) capital ratio 10.5% at 30 June 2019 •CET1 capital ratio lower over 3Q19 (from 10.6% at 31 March 2019) due to payment of the 2019 interim dividend partially offset by organic capital generation and DRP1 participation (35.8% participation due to 1.5% discount placed on DRP market price) •Risk weighted assets (RWA) up $2.3bn (0.6%) over quarter, mostly due to additional operational risk RWA of $2.6bn following $0.3bn mostly from a $4.3bn decrease in interest rate risk in the banking book associated with lower interest rates, partly offset by a $3.9bn increase in credit RWAs from portfolio growth, changes to credit quality (mostly from higher mortgage delinquencies), and an increase in mark-to-market credit risk RWA associated with lower interest rates •Internationally comparable2 CET1 capital ratio 15.9% at 30 June 2019 Credit quality •Small increase in impaired assets over the quarter (up $0.1bn to $1.9bn) •Stressed assets to TCE3 increased 10bps to 1.20% –1bp increase in impaired –3bps increase in watchlist and substandard facilities, particularly retail trade, manufacturing and property –6bps increase in 90+ day past due but not impaired mostly from higher mortgage delinquencies •Australian unsecured 90+ day delinquencies 1.91% (up 4bps over the quarter) •Total provision balances up 1.8%, total provisions to gross loans unchanged at 56bps Australian mortgage portfolio •Australian mortgage 90+ day delinquencies 0.9% (up 8bps over the quarter) •Properties in possession 550 (up 68 over the quarter), increase mostly in WA and Qld •Higher stress in portfolio combined with softness in property market contributing to an increase in the time it takes to sell a property have contributed to the rise in delinquencies and properties in possession Funding/liquidity position •3Q19 average liquidity coverage ratio (LCR) 137% (spot LCR 128%), net stable funding ratio (NSFR) 111% – both well above regulatory minimums •$28bn term funding issued to end June 2019 •Further A$4bn in term funding raised in July 2019, including a US$2.25bn SEC Registered Tier 2 capital transaction (only Australian bank able to access SEC registered market)

Regulatory timeline | 3

Expected timetable on various regulatory capital changes[1]

	Second half 2019	First half 2020	Second half 2020	2021	2022+[2]
Standardised approach to credit risk	Consult, additional quantitative impact study		Finalise		Implementation
Advanced approach to credit risk	Consult, additional quantitative impact study		Finalise		Implementation
Operational risk	Consult and finalise			Implementation	
Leverage ratio		Finalise			Implementation
Measurement of capital	Consult		Finalise		Implementation
Capital floor	Consult		Finalise		Implementation
Interest-rate risk in the banking book	Consult		Finalise		Implementation
Counterparty credit risk	Implemented 1 July 2019				
RBNZ capital framework	Finalise	Implementation date and transition yet to be outlined			
Related party exposures		Implementation			
Loss absorbing capacity	1st phase announced +3ppts of RWA as Tier 2	Further consultation on 2nd phase			2024 Implementation

1 Regulatory change timeline based on APRA's paper 'Revisions to the capital framework for authorised deposit-taking institutions' (published 12 June 2019). 2 Implementation 2022 unless otherwise stated.

Westpac Group 3Q19 Capital, Funding and Credit Quality Update

Capital considerations Capital considerations 4 Australian D-SIBs (US$2.25bn Tier 2 capital instrument in July 2019) of total loss absorbing capacity approximately 8bps on current RWA methodology) Westpac Group 3Q19 Capital, Funding and Credit Quality Update Regulatory developments in 3Q19 TLAC •APRA released revised requirements for Total Regulatory Capital to increase loss absorbing capacity. The changes will increase Total Regulatory Capital requirements for the major Australian banks (including Westpac) by 3ppts of RWA from 1 January 2024. To meet the new requirements Westpac is expected to raise an additional $13bn by 2024 (based on RWA as at 30 June 2019) •Issued the first Tier 2 capital instrument from an Australian bank following APRA’s TLAC announcement for •In addition, over the next four years, APRA will consider feasible alternative methods for raising an additional 1-2ppts Capital framework •Finalisation of RWA framework now expected in 2020 •Additional consultation released from APRA on RWA in 3Q19 mainly on proposed changes to standardised credit risk, operational risk and residential mortgages •Further updates from APRA on proposals to the capital framework expected later in 2019/2020 Future CET1 capital regulatory developments •An additional $500m operational risk capital overlay to be applied from 30 September 2019, expected to reduce CET1 capital ratio by 16bps •New derivative standard from 1 July 2019, expected to reduce CET1 capital ratio by approximately 20bps •AASB 16 Leasing standard from 1 October 2019 (no impact in FY19), expected to reduce CET1 capital ratio by •APRA unquestionably strong benchmark for CET1 capital ratio of at least 10.5% commences 1 January 2020 (based •RBNZ capital announcement expected to be finalised late 2019 •APRA advised that it will be reviewing its current approach to risk-weighting ADI’s equity exposures to subsidiaries (including NZ subsidiaries) at Level 1 later in 2019 Other •CET1 capital ratio at 30 September 2019 will depend on 4Q19 earnings, which may be impacted by the risks described in Westpac’s 2019 Interim Results announcement (including changes in remediation provisions or potential fines and penalties)

CET1 capital ratio 10.5% at 30 June 2019 Capital 5 Capital ratios (%) (APRA basis) $bn Impact of APRA’s % guidelines 10.5% 4 16.1 16.2 15.9 comparable) 1 Internationally comparable methodology aligns with the APRA study titled ‘International Capital Comparison Study’ dated 13 July 2015. 2 APRA’s revision to the calculation of RWA for Australian residential mortgages, which came into effect on 1 July 2016. Westpac Group 3Q19 Capital, Funding and Credit Quality Update Mar-16 Jun-16 Sep-16 Dec-16 Mar-17 Jun-17 Sep-17 Dec-17 Mar-18 Jun-18 Sep-18 Dec-18 Mar-19 Jun-19 CET1 capital ratio (%) and CET1 capital ($bn) Sep-18Mar-19Jun-19 Westpac CET1 capital (lhs, $bn) Westpac CET1 capital ratio (rhs, %) APRA industry changes to 55mortgage RWA2unquestionably strong12 50 10 45 8 40 356 30 25 2 20 150 CET1 capital ratio10.610.610.5 Additional Tier 1 capital2.22.22.2 Tier 1 capital ratio12.812.812.7 Tier 2 capital1.91.81.8 Total regulatory capital ratio14.714.614.5 Risk weighted assets (RWA) ($bn)425420422 Leverage ratio5.85.75.7 Internationally comparable ratios1 Leverage ratio (internationally comparable)6.56.46.3 CET1 capital ratio (internationally 10.510.610.5 10.4 10.6 10.4 10.6 10.5 10.110.0 10.010.1 9.5 9.3 45 45 44 44 44 44 43 42 40 41 39 38 38 37

CET1 capital and RWA movements

Capital | 6

CET1 capital ratio (%)[1]


3Q19 earnings, RWA movements, including operational risk, and other capital movements
10.6
10.6
(0.5)
0.4
10.5
Interim dividend partly offset by higher DRP participation
Sep-18 APRA
Mar-19 APRA
Interim Dividend (net of DRP)
Other
Jun-19 APRA

RWA movements ($bn)[1]


425.4
419.8
3.9
(0.3)
(4.3)
2.6
0.4
422.2
Up $2.3bn or 0.6%
Sep-18
Mar-19
Credit Risk
Market risk
IRRBB
Operational risk
Other
Jun-19

Credit RWA movements ($bn)


362.7
362.8
0.8
2.0
1.1
366.7
Up $3.9bn or 1.1%
Sep-18
Mar-19
Business growth
Credit quality & portfolio mix
Mark-to-market
Jun-19

1 Chart may not add due to rounding.

Westpac Group 3Q19 Capital, Funding and Credit Quality Update

Funding and Liquidity | 7

Raised $28bn in new term funding to 30 June 2019

3Q19 funding and liquidity highlights

- LCR 137% (average for 3Q19) spot LCR 128% (134% average for 2Q19, spot 138% at 31 March 2019)
- NSFR 111% (113% at 31 March 2019)
- Well progressed on FY19 term funding plan, with $28bn issued by end June 2019
- Higher proportion of AUD term issuance in FY19 reflects strong liquidity and demand in the Australian market relative to prior years
- Issued a further $4bn in July 2019, including a US$2.25bn Tier 2 capital transaction

Term debt issuance and maturity profile[1,2,3] ($bn)


Covered bond
Hybrid
Senior/Securitisation
Sub debt
Issuance
Maturities
33
31
42
37
32
28
5
30
32
25
18
23
6
24
FY14
FY15
FY16
FY17
FY18
YTD Jun 19
4Q19
FY20
FY21
FY22
FY23
FY24
FY25
>FY25

New term issuance by tenor[2,4] (%)

Chart may not add to 100 due to rounding.


5.8yrs
6.5yrs
5.0yrs
WAM[5]
43
30
17
8
2
46
38
7
7
1
37
43
14
6
1
>5years
5 years
4 years
3 years
2 years
1 year
FY17
FY18
YTD Jun 19

New term issuance by type (%)

Chart may not add to 100 due to rounding.


8
5
4
18
66
4
5
5
13
73
5
10
28
57
Sub debt
Hybrid
Securitisation
Covered bond
Senior unsecured
FY17
FY18
YTD Jun 19

New term issuance by currency (%)

Chart may not add to 100 due to rounding.


21
49
22
7
32
32
21
15
51
20
25
4
AUD
USD
EUR
Other
FY17
FY18
YTD Jun 19

1 Based on residual maturity and FX spot currency translation. Includes all debt issuance with contractual maturity greater than 13 months excluding US Commercial Paper and Yankee Certificates of Deposit. 2 Contractual maturity date for hybrids and callable subordinated instruments is the first scheduled conversion date or call date for the purposes of this disclosure. 3 Perpetual sub-debt has been included in >FY25 maturity bucket. Maturities exclude securitisation amortisation. 4 Tenor excludes RMBS and ABS. 5 WAM is weighted average maturity.

Westpac Group 3Q19 Capital, Funding and Credit Quality Update

Credit quality | 8

Well provisioned, credit quality remains sound

Total impairment provisions ($m)


Overlay
Collectively assessed provisions
Individually assessed provisions
4,414 346 2,607 1,461 Sep-11
4,241 363 2,408 1,470 Sep-12
3,949 389 2,196 1,364 Sep-13
3,481 389 2,225 867 Sep-14
3,332 388 2,275 669 Sep-15
3,602 389 2,344 869 Sep-16
3,119 323 2,316 480 Sep-17
3,053 301 2,330 422 Sep-18
3,995 229 3,333 433 Mar-19[1]
4,065 229 3,398 438 Jun-19

	Sep-18	Mar-19	Jun-19
Total provisions to gross loans[1] (bps)	43	56	**56**
Impaired asset provisions to impaired assets (%)	46	46	**44**
Collectively assessed provisions to credit RWA[1] (bps)	73	98	**99**

1 Reflects impact of transition to AASB 9 which increased impairment provisions by $989m effective 1 October 2019.

Stressed exposures as a % of TCE


Watchlist and substandard
90+ day past due and not impaired
Impaired
2.48 1.45 0.41 0.62 Sep-11
2.17 1.24 0.35 0.58 Sep-12
1.60 0.85 0.31 0.44 Sep-13
1.24 0.71 0.26 0.27 Sep-14
0.99 0.54 0.25 0.20 Sep-15
1.05 0.56 0.34 0.15 Sep-17
1.08 0.55 0.39 0.14 Sep-18
1.10 0.50 0.43 0.17 Mar-19
1.20 0.53 0.49 0.18 Jun-19

Movement in stress categories (bps)


108 Sep-18
3 Impaired
4 90+ dpd not impaired
(2) Substandard
(3) Watchlist
110 Mar-19
1 Impaired
6 90+ dpd not impaired
(2) Substandard
5 Watchlist
120 Jun-19

Westpac Group 3Q19 Capital, Funding and Credit Quality Update

Australian consumer unsecured lending, 3% of Group loans Credit quality 9 Australian consumer unsecured lending portfolio Australian unsecured portfolio delinquencies (%) Sep-18 Mar-19 Jun-19 Total 90+day delinquencies Total 30+ day delinquencies Lending $21.1bn $20.7bn $20.3bn Introduced new hardship treatment 4.5 30+ day delinquencies (%) 3.65 4.08 4.13 3.5 90+ day delinquencies (%) 1.73 1.87 1.91 2.5 Consumer unsecured delinquencies up 4bps due to portfolio contraction, temporary changes to collections operations partly offset by an improvement in Auto Finance arrears, driven by increased collections activities earlier in the year 1.5 0.5 Dec-15 Jun-16 Dec-16 Jun-17 Dec-17 Jun-18 Dec-18 Jun-19 7.4 7.1 6.9 (consumer) unsecured Westpac Group 3Q19 Capital, Funding and Credit Quality Update Australian unsecured portfolio ($bn) Sep-18Mar-19Jun-19 21.1 20.7 20.3 9.29.29.1 4.54.44.3 Credit cardsPersonal loansAuto loansTotal consumer Australian unsecured portfolio 90+ day delinquencies (%) Credit cardsPersonal loansAuto Finance Introduced new hardship treatment 3.0 2.0 1.0 0.0 Dec-15Jun-16Dec-16Jun-17Dec-17Jun-18Dec-18Jun-19

Australian mortgage portfolio performance Credit quality 10 Australian mortgage portfolio Sep-18 Mar-19 Jun-19 30+ day delinquencies (bps) 140 159 174 90+ day delinquencies (bps) (inc. impaired mortgages) 72 82 90 0.82 Impaired assets (lhs) 6 Consumer properties in possession 396 482 550 Mortgage loss rate annualised (bps)1 2 2 2 • Increase in mortgage delinquencies reflects an increase in stress and ongoing weak housing market activity causing existing 90+ day exposures to remain in collections for longer A greater proportion of P&I loans in the portfolio is also contributing to a higher delinquency profile NSW delinquencies higher at 71bps, but remain below the portfolio average Seasoning of the RAMS portfolio contributed to the rise in delinquencies over the quarter, as this portfolio has a higher delinquency profile Properties in possession continue to be mostly in WA and Qld • exposures (rhs) • • • Jun-15Dec-15Jun-16Dec-16Jun-17Dec-17Jun-18 Dec-18Jun-19 1 Mortgage loss rate is for the 6 months ending. 2 Source: Pillar 3 Reports, based on APRA Residential Mortgage classification. Exposure is on and off balance sheet exposure at default. Data as at 30 June 2019. Westpac Group 3Q19 Capital, Funding and Credit Quality Update Australian mortgage portfolio delinquencies (%) 90+ day past due total90+ day past due investor 2.0 30+ day past due totalLoss rates 1.5 1.0 0.5 0.0 Introduced new hardship treatment Australian mortgages 90+ day delinquencies by State (%) 2.5 2.0 1.5 1.0 0.5 0.0 Jun-15Dec-15Jun-16Dec-16Jun-17Dec-17Jun-18Dec-18Jun-19 NSW/ACTVIC/TAS QLDWA SA/NTALL Introduced new hardship treatment Major banks’ total residential mortgage impaired and past due loans > 90days ($bn and %)2 $bn0.89% 0.80 5 Past due loans >90 40.60days (lhs) 30.40Total as a % 2residential mortgage 10.20 00.00 Peer 1Peer 2Peer 3Westpac 0.770.76

Appendix 1: Definitions – Capital and liquidity Appendix and Disclaimer 11 As defined by APRA (unless stated otherwise) Capital ratios Committed liquidity facility (CLF) The RBA makes available to Australian Authorised Deposit-taking Institutions a CLF that, subject to qualifying conditions, can be accessed to meet LCR requirements under APS210 Liquidity Internationally comparable regulatory capital ratios are Westpac’s estimated ratios after adjusting the capital ratios determined under APRA Basel III regulations for various items. Analysis aligns with the APRA study titled “International capital comparison study” dated 13 July 2015 Internationally comparable ratios High quality liquid assets (HQLA) Assets which meet APRA’s criteria for inclusion as HQLA in the numerator of the LCR An APRA requirement to maintain an adequate level of unencumbered high quality liquid assets, to meet liquidity needs for a 30 calendar day period under an APRA-defined severe stress scenario. Absent a situation of financial stress, the value of the LCR must not be less than 100%, effective 1 January 2015. LCR is calculated as the percentage ratio of stock of HQLA and CLF over the total net cash out-flows in a modelled 30 day defined stressed scenario As defined by APRA (unless stated otherwise). Tier 1 capital divided by ‘exposure measure’ and expressed as a percentage. ‘Exposure measure’ is the sum of on-balance sheet exposures, derivative exposures, securities financing transaction exposures and other off-balance sheet exposures Liquidity coverage ratio (LCR) Leverage ratio The NSFR is defined as the ratio of the amount of available stable funding (ASF) to the amount of required stable funding (RSF) defined by APRA. The amount of ASF is the portion of an ADI’s capital and liabilities expected to be a reliable source of funds over a one year time horizon. The amount of RSF is a function of the liquidity characteristics and residual maturities of an ADI’s assets and off-balance sheet activities. ADI’s must maintain an NSFR of at least 100% Assets (both on and off-balance sheet) are risk weighted according to each asset’s inherent potential for default and what the likely losses would be in case of default. In the case of non-asset-backed risks (i.e. market and operational risk), RWA is determined by multiplying the capital requirements for those risks by 12.5 Net stable funding ratio (NSFR) Risk weighted assets or RWA Westpac Group 3Q19 Capital, Funding and Credit Quality Update Liquidity Capital

Appendix 1: Definitions – Credit quality Appendix and Disclaimer 12 Includes exposures that have deteriorated to the point where full collection of interest and principal is in doubt, based on an assessment of the customer’s outlook, cashflow, and the net realisation of value of assets to which recourse is held and includes: Includes facilities where: • contractual payments of interest and / or principal are 90 or more calendar days overdue, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days (including accounts for customers who have been granted hardship assistance); or an order has been sought for the customer’s bankruptcy or similar legal action has been instituted which may avoid or delay repayment of its credit obligations; and the estimated net realisable value of assets / security to which Westpac has recourse is sufficient to cover repayment of all principal and interest, or where there are otherwise reasonable grounds to expect payment in full and interest is being taken to profit on an accrual basis • facilities 90 days or more past due, and full recovery is in doubt: exposures where contractual payments are 90 or more days in arrears and the net realisable value of assets to which recourse is held may not be sufficient to allow full collection of interest and principal, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days; non-accrual assets: exposures with individually assessed impairment provisions held against them, excluding restructured loans; restructured assets: exposures where the original contractual terms have been formally modified to provide for concessions of interest or principal for reasons related to the financial difficulties of the customer; other assets acquired through security enforcement (includes other real estate owned): includes the value of any other assets acquired as full or partial settlement of outstanding obligations through the enforcement of security arrangements; and any other assets where the full collection of interest and principal is in doubt 90 days past due and not impaired • Impaired assets • • • • • Collectively assessed provisions (CAPs) Loans not found to be individually impaired or significant will be collectively assessed in pools of similar assets with similar risk characteristics Watchlist and substandard, 90 days past due and not impaired and impaired assets Stressed assets Represents the sum of the committed portion of direct lending (including funds placement overall and deposits placed), contingent and pre-settlement risk plus the committed portion of secondary market trading and underwriting risk Total committed exposures (TCE) Provisions raised for losses that have already been incurred on loans that are known to be impaired and are assessed on an individual basis. The estimated losses on these impaired loans is based on expected future cash flows discounted to their present value and, as this discount unwinds, interest will be recognised in the income statement Individually assessed provisions (IAPs) Watchlist and substandard Loan facilities where customers are experiencing operating weakness and financial difficulty but are not expected to incur loss of interest or principal Westpac Group 3Q19 Capital, Funding and Credit Quality Update

Investor Relations Team Contact us 13 www.westpac.com.au/investorcentre Head of Investor Relations Director Westpac Group 3Q19 Capital, Funding and Credit Quality Update Investor Relations Team Andrew BowdenNicole MehalskiAnnual reports Presentations and webcasts +61 2 8253 4008+61 2 8253 16675 year financial summary andrewbowden@westpac.com.aunicole.mehalski@westpac.com.auPrior financial results Jacqueline BoddyLouise Coughlan Director (Debt Investor Relations)Director +61 2 8253 3133+61 2 8254 0549 jboddy@westpac.com.aulcoughlan@westpac.com.au Danielle StockRebecca Plackett Senior ManagerSenior Manager +61 2 8253 0922+61 2 8253 6556 danielle.stock@westpac.com.aurplackett@westpac.com.au Or email: investorrelations@westpac.com.au

Disclaimer 14 The material contained in this presentation is intended to be general background information on Westpac Banking Corporation (Westpac) and its activities. The information is supplied in summary form and is therefore not necessarily complete. It is not intended that it be relied upon as advice to investors or potential investors, who should consider seeking independent professional advice depending upon their specific investment objectives, financial situation or particular needs. The material contained in this presentation may include information derived from publicly available sources that have not been independently verified. No representation or warranty is made as to the accuracy, completeness or reliability of the information. All amounts are in Australian dollars unless otherwise indicated. Unless otherwise noted, financial information in this presentation is presented on a cash earnings basis. Cash earnings is a non-GAAP measure. Refer to Westpac’s 2019 Interim Financial Results (incorporating the requirements of Appendix 4D) for the six months ended 31 March 2019 available at www.westpac.com.au for details of the basis of preparation of cash earnings. This presentation contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the US Securities Exchange Act of 1934. Forward-looking statements are statements about matters that are not historical facts. Forward-looking statements appear in a number of places in this presentation and include statements regarding Westpac’s intent, belief or current expectations with respect to Westpac’s business and operations, market conditions, results of operations and financial condition, including, without limitation, future loan loss provisions, financial support to certain borrowers, indicative drivers, forecasted economic indicators and performance metric outcomes. Words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘risk’, ‘aim’, or other similar words are used to identify forward-looking statements. These forward-looking statements reflect Westpac’s current views with respect to future events and are subject to change, certain risks, uncertainties and assumptions which are, in many instances, beyond Westpac’s control, and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon Westpac. There can be no assurance that future developments will be in accordance with Westpac’s expectations or that the effect of future developments on Westpac will be those anticipated. Actual results could differ materially from those which Westpac expects, depending on the outcome of various factors. Factors that may impact on the forward-looking statements made include, but are not limited to, those described in the section titled ‘Risk factors' in Westpac’s 2019 Interim Financial Results (incorporating the requirements of Appendix 4D) for the six months ended 31 March 2019 (or Annual Report for the year ended 30 September 2018) available at www.westpac.com.au. When relying on forward-looking statements to make decisions with respect to Westpac, investors and others should carefully consider such factors and other uncertainties and events. Westpac is under no obligation to update any forward-looking statements contained in this presentation, whether as a result of new information, future events or otherwise, after the date of this presentation. Westpac Group 3Q19 Capital, Funding and Credit Quality Update